10.3 Employment Agreement Between National Telephone & Communications, Inc. and Edward R. Jacobs, dated July 25, 1997


    This Employment Agreement ("Agreement") is between National Telephone & Communications, Inc., a Delaware corporation located at 2801 Main Street, Irvine, California 92614 ("NTC") and Edward R. Jacobs, an individual ("Jacobs"), and is entered into by the parties with reference to the following facts:

   A. NTC is a rapidly growing telecommunications services company that markets its products on a nationwide basis with a network of independent sales representatives.

   B. NTC is currently a wholly-owned subsidiary of a public company, Incomnet, Inc. ("Incomnet") and has reached an agreement with Incomnet under which NTC shall become a separate public company, independent from Incomnet.

   C. Jacobs is currently serving as the senior executive officer of NTC pursuant to an employment agreement (the "Former Agreement") dated December 28, 1994 between Jacobs, NTC and Incomnet and also is currently serving as Chairman of NTC's Board of Directors.

   D.    The term of the Former Agreement expires on July 25, 1997.

   E. The Former Agreement does not contain any agreement by Jacobs not to compete with NTC.

   F. NTC desires to (i) make provision for Jacobs' service with NTC after July 25, 1997 as a senior executive officer and/or Chairman of NTC's Board of Directors and (ii) secure an agreement by Jacobs not to compete with NTC.

    NOW THEREFORE, in consideration of the mutual promises contain herein, the parties agree as follows:

    1.0 THE EXECUTIVE POSITION

    1.1 Jacobs shall continue to serve as, and be appointed by NTC's Board of Directors to the office of Chairman and/or a senior executive officer of NTC (the "Executive Position") until July 25, 1999, unless such employment is terminated prior to such date in accordance with the provisions hereof. Jacobs shall faithfully and competently perform such duties as are prescribed by the By-Laws of NTC, and shall also perform and discharge such other executive employment duties and responsibilities consistent with the business requirements of the Executive Position as NTC's Board of Directors from time to time may reasonably prescribe. Jacobs shall perform his duties in the Executive Position at such places and times as NTC's Board of Directors from time to time may reasonably prescribe. Except as may otherwise be approved in advance by NTC's Board of Directors, and except during vacation periods and reasonable periods of absence due to sickness, personal injury or other disability, Jacobs shall devote his full time during normal business hours until July 25, 1999, as set forth herein, and shall use his best efforts, judgment and energy to improve and advance the business interests of NTC in a manner consistent with his duties and responsibilities in the Executive Position.

    2.0  SALARY AND OTHER COMPENSATION

    2.1 As compensation for Jacobs' complete and satisfactory performance of his services in the Executive Position during the period from the date hereof until July 25, 1999, NTC shall pay Jacobs a base salary of not less than forty thousand dollars ($40,000) per month (said amount, together with any incremental increases thereto as may be determined from time to time by NTC's Board of Directors, being hereinafter referred to as "Salary"). Any Salary payable hereunder shall be paid in regular intervals, but in no event less frequently than semi-monthly, in accordance with NTC's payroll practices from time to time in effect.

    2.2 During the period from the date hereof through July 25, 1999, Jacobs shall be entitled to receive such bonuses and stock options as may be granted to him from time to time by NTC's Board of Directors.

    2.3 As additional compensation for entering into this Agreement, NTC shall pay for and maintain insurance policies through July 25, 1999, without income tax consequences to Jacobs, which policies, upon Jacobs' Disability (as such Disability is defined below in Paragraph 7.2(a) shall pay Jacobs on a monthly basis for the duration of his life not less than seventy percent (70%) of the Salary that Jacobs was receiving on the first day of the one hundred eighty (180) day period of such Disability

    3.0 EMPLOYEE BENEFITS

    3.1 During the term of Jacobs' service under this Agreement, Jacobs shall: (i) be eligible to participate in employee fringe benefits and pension and/or profit sharing plans that may be provided by NTC for its senior executive employees in accordance with the provisions of any such plans, as the same may be in effect from time to time; (ii) be eligible to participate in any medical and health plans or other employee welfare benefit plans that may be provided by NTC for its senior executive employees in accordance with the provisions of any such plans, as the same may be in effect from time to time, (iii) be entitled to annual paid vacation in accordance with NTC's policy that may be applicable to senior executive employees, as the same may be in effect from time to time; (iv) be entitled to sick leave, sick pay and disability benefits in accordance with NTC's policy that may be applicable to senior executive employees, as the same may be in effect from time to time; and (v) be entitled to reimbursement for all reasonable and necessary out-of-pocket business expenses incurred by Jacobs in the performance of his duties hereunder in accordance with NTC's policy that may be applicable thereto to senior executive employees, as the same may be in effect from time to time.

    4.0  WITHHOLDING

    4.1 The payment of any Salary, employee benefits and bonuses hereunder shall be subject to applicable withholding and payroll taxes and such other deductions as may be required under NTC's employee benefit program.

    5.0  STOCK OPTIONS

    5.1 In accordance with that certain letter agreement between NTC and Incomnet dated January 28, 1997 ("January 28, 1997 Letter Agreement"), on March 20, 1997, NTC granted Jacobs two options (the "Options") to purchase shares of NTC's common stock, par value $.01 per share (the "Common Stock") under NTC's 1996 Stock Option Plan. One Option is for 240,835 shares of the Common Stock and vests in four equal annual installments, subject to acceleration of vesting in the event that NTC achieves certain financial performance targets in certain time periods specified in such Option. The second Option is for 288,462 shares of the Common Stock and vests on January 31, 2002, subject to acceleration of vesting in the event that NTC achieves certain financial performance targets in certain time periods specified in such Option.

    5.2 The parties hereby now agree that the full vesting of the Option shall be accelerated to the date this Agreement is approved by NTC's Board of Directors, and NTC shall make such changes in the Options and 1996 Stock Option Plan as may be necessary to achieve such accelerated vesting at no cost to Jacobs.

    6.0  TERM OF AGREEMENT

    6.1 The parties agree that the term of this Agreement, and Jacobs' service hereunder, shall commence on the date hereof and continue until July 25, 1999, unless earlier terminated pursuant to the provisions of Paragraph 7.

    7.0  EARLY TERMINATION

    7.1  TERMINATION OF JACOBS BY NTC FOR "CAUSE"

    7.1.a     Jacobs' service under this Agreement shall immediately
terminate upon Jacobs' receipt of written notice from NTC's Board of Directors that NTC is terminating Jacobs service under this Agreement for "cause," as "cause" is defined below in Paragraphs 7.1.b and 7.1.c ("For-Cause Termination").

    7.1.b     The parties agree that "cause" for termination within the
meaning of Paragraph 7.1.a above shall constitute any one or more of the
following reasons:   (i) Jacobs' conviction for having committed a felony'
(ii) acts of dishonest or moral turpitude by Jacobs that a reasonable person would agree are materially detrimental to NTC; (iii) gross negligence by Jacobs in the performance of his obligations as set forth in this Agreement;
(iv) willful disregard by Jacobs of
his obligations set forth in this Agreement ("Willful Disregard"); and/or (v) failure by Jacobs to obey the reasonable and lawful orders of NTC's Board of Directors ("Failure to Obey").

    7.1.c     The parties also agree that, provided a Willful Disregard
and/or Failure to Obey do not also constitute "cause" under any of clauses
(i) through (v) of Paragraph 7.1.b above, then a Willful Disregard and/or a Failure to Obey shall not constitute "cause" for termination within the meaning of Paragraph 7.1.b above, unless and until Jacobs will have received written notice of such Willful Disregard or Failure to Obey and shall have been (i) given a reasonable opportunity to discuss the matter with NTC's Board of Directors, followed by a written notice that NTC's Board of Directors adheres to its position, and (ii) given a reasonable opportunity to cure such Willful Disregard or comply with such Failure to Obey, as the case may be.

    7.1.d     In the event that Jacobs' termination is a For-Cause
Termination, notwithstanding anything to the contrary expressed or implied herein, except as required by applicable law, NTC shall not be obligated to make any payments to Jacobs or make any payments on Jacobs' behalf of any kind or nature whatsoever by reason of Jacobs' For-Cause Termination, other than (i) such amounts, if any, of the Salary or other compensation described in Paragraphs 2.1, 2.2 and 2.3 as shall have accrued and remain unpaid as of the date of such For-Cause Termination and (ii) such other amounts, if any, which may be then otherwise payable to Jacobs from NTC's benefit plan or reimbursement policies.

    7.1.e     In the event Jacobs' termination is a For-Cause Termination, then on the date of such termination any and all of the shares of the Common Stock subject to the Options in which Jacobs has vested but has not yet exercised shall be null and void if not exercised within ninety (90) days of the date of such termination.

    7.2  TERMINATION OF JACOBS DUE TO DEATH OR DISABILITY

    7.2.a     Jacobs' service under this Agreement shall be immediately
terminated upon the occurrence of (i) Jacobs' death ("Death"), or (ii) Jacobs' inability to perform his duties as set forth in this Agreement on account of his disability or incapacity for a period of one hundred eighty
(180) or more days, whether or not consecutive, occurring within any period of twelve (12) consecutive calendar months ("Disability").

    7.2.b     The parties agree that in the event of the termination of
Jacobs' service under this Agreement due to Death or Disability, then NTC shall pay to Jacobs or shall cause to be paid to Jacobs, or to Jacobs' personal representative, as the case may be, the amount of the Salary or other compensation described in Paragraph 2.1, 2.2 or 2.3, if any, that Jacobs would have otherwise been entitled to receive, as set forth above in Paragraphs 2.1, 2.2 and 2.3, through the date of such termination.

    7.2.c     The parties also agree that in the event of the termination of
Jacobs' service under this Agreement due to Death or Disability, then on the date of such termination, any and all shares of the Common Stock subject to the Options in which Jacobs has vested but not yet exercised shall become null and void if not exercised on or before July 25, 1999.

    7.3  TERMINATION OF JACOBS BY NTC OTHER THAN FOR "CAUSE"

    7.3.a     The parties agree that in the event of the termination of
Jacobs service under this Agreement prior to July 25, 1999 for any reason other than (a) for reason of a For-Cause Termination, or (b) for reason of Death or Disability (collectively, "Not-For-Cause Termination"), then NTC shall continue to pay to Jacobs the amount of the monthly Salary that Jacobs would have otherwise been entitled to receive as set forth above in Paragraph
2.1 through July 25, 1999.

    7.3.b     The parties further agree that in the event of a Not-For-Cause
Termination any and all of the shares of the Common Stock subject to the Options in which Jacobs has vested but not yet exercised shall become null and void if not exercised on or before July 25, 1999.

    7.4  RESIGNATION BY JACOBS FOR "GOOD CAUSE"

    7.4.a     Jacobs' service under this Agreement shall immediately
terminate upon NTC's receipt of written notice from Jacobs that Jacobs is resigning his employment for "good cause," as "good cause" is defined below in Paragraphs 7.4.b and 7.4.c ("Good-Cause Resignation").

    7.4.b     The parties agree that Jacobs' resignation for "good cause"
within the meaning of Paragraph 7.4.a above, shall occur when notice of such resignation is given because (i) a material reduction in the duties and responsibilities of Jacobs, as set forth in this Agreement ("Reduction of Duties") has taken place, and/or (ii) a material breach of this Agreement by NTC ("Breach") has taken place, provided that in either such event Jacobs shall have given NTC written notice specifying such Reduction in Duties and/or Breach, stating that Jacobs intends to resign by reason thereof, and such Reduction of Duties and/or Breach shall continue without cure for thirty
(30) days thereafter.

    7.4.c     The parties agree that Jacobs' resignation for "good cause"
within the meaning of Paragraph 7.4.a above, shall also occur when notice of such resignation is given within six (6) months following a Change in Control, as defined in the following sentence. For purposes of this Agreement, a "Change in Control" shall be deemed to have occurred if any "person" (as such term in used in Sections 13(d) and 14(d)(2) of the Securities and Exchange Act of 1934 (the "Exchange Act")), other than a person or group (as such term is used in Rule 13d-5(b) of the General Rules and Regulations promulgated under the Exchange Act) (the "Rules and Regulations") of persons who are affiliates (as such term is defined in Rule 12b-2 of the Rules and Regulations) of NTC or Incomnet on the date hereof, after the date of this Agreement becomes the beneficial owner, directly or indirectly, of securities of NTC or Incomnet representing twenty percent (20%) or more of the combined voting power of NTC or Incomnet's then outstanding securities (including securities the holder of which has the right to convert into voting securities of NTC or Incomnet.

    7.4.d     The parties agree that in the event of the termination of
Jacobs' service under this Agreement due to Jacobs' Good Cause Resignation, then NTC shall continue to pay to Jacobs the amount of the monthly Salary that Jacobs would have otherwise been entitled to receive, as set forth above in paragraph 2.1 through July 25, 1999.

    7.4.e     The parties further agree that in the event of a Good Cause
Resignation, any and all of the shares of the Common Stock subject to the Options in which Jacobs has vested but not yet exercised shall become null and void if not exercised on or before July 25, 199.

    7.5  RESIGNATION BY JACOBS OTHER THAN FOR "GOOD CAUSE"

    7.5.a     Jacobs' service under this Agreement shall immediately
terminate upon NTC's receipt of written notice from Jacobs that Jacobs is resigning his service under this Agreement other than for "good cause," as "good cause" is defined above in Paragraphs 7.4.b and 7.4.c ("Not-For-Cause Resignation").

    7.5.b     In the event Jacobs' termination is a Not-For-Cause
Resignation, notwithstanding anything to the contrary expressed or implied herein, except as required by applicable law, NTC shall not be obligated to make any payments to Jacobs or make payments on Jacobs' behalf of any kind or nature whatsoever by reason of Jacobs' Not-For-Cause Resignation, other than
(i) such amounts, if any, of the Salary or other compensation described in Paragraphs 2.1, 2.2 and 2.3 as shall have accrued and remain unpaid as of the date of such Not-For-Cause Resignation and (ii) such other amounts, if any, which may be then otherwise payable to Jacobs from NTC's benefit plans or reimbursement policies.

    7.5.c     In the event Jacobs' termination is a Not-For-Cause
Resignation, then on the date of such termination, any and all of the shares of the Common Stock subject to the Options in which Jacobs has vested but has not yet exercised shall become null and void if not exercised within one (1) year of the date of such resignation.

    8.0  CONFIDENTIAL INFORMATION

    8.1 Jacobs acknowledges and agrees that he will have access to and will participate in the development of or be acquainted with confidential and/or proprietary information and trade secrets related to the business of NTC or used in the business and operations of NTC which are not made publicly available, including but not limited to: (i) business plans, financial reports, operating data, budgets, wage and salary rates, pricing strategies and information, terms of agreements with suppliers or bankers and others, customer lists, lists of independent representatives, products, proposed products, services, proposed services, marketing plans, sales plans, patents, devices, software programs, reports, correspondence, tangible property and specifications owned or used by NTC's businesses; (ii) information pertaining to future developments such as but not limited to potential acquisition of other companies or product lines, potential strategic alliance agreements for products or market segments, research and development, public offerings, marketing, distribution, delivery or merchandising plans or ideas, and potential new business locations; and (iii) other tangible and intangible property (collectively, "Confidential Information").

    8.2 Jacobs agrees that all Confidential Information shall be the exclusive properties of NTC. Jacobs further agrees and warrants that he shall not disclose, use of make known for his or another's benefit any Confidential Information in any way except in the best interests of NTC in the performance of Jacobs' duties under this Agreement. However, NTC agrees Jacobs may disclose Confidential Information when required by applicable law or judicial process, but only after notice to NTC of Jacobs' intention to do so and opportunity for NTC to challenge or limit the scope of the disclosure.

    8.3 Jacobs acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of this paragraph 8.0 would be inadequate. Therefore, Jacobs agrees that NTC shall be entitled to injunctive relief in addition to any other available rights and remedies in cash of any such breach or threatened breach, provided, however, that nothing contained herein shall be construed as prohibiting NTC from pursuing any other rights and remedies available for any such breach or threatened breach.

    8.4 Jacobs agrees that upon termination of his service pursuant to this Agreement for any reason, Jacobs shall forthwith return to NTC any and all Confidential Information in Jacobs' possession which was obtained in any way by Jacobs during the period of his service with NTC and which in any way relates to the business of NTC including but not limited to documents, correspondence, notebooks, reports, computer programs, computer discs and other electronic media, and all other materials and copies thereof.

    8.5 Jacobs agrees that his obligations under this Paragraph 8.0 shall survive the expiration or termination of this Agreement and shall terminate three (3) years after the last to occur of such events.

    9.0  AGREEMENT NOT TO COMPETE

    9.1 During Jacobs' service under this Agreement and for a one (1) year period immediately following the termination of Jacobs' service under this Agreement (other than any termination pursuant to either of Paragraphs 7.3 or 7.4), for any reason whatsoever, Jacobs will not directly or indirectly, as a director, officer, employee, manager, consultant, contractor, advisor or otherwise, engage in competition with, or own any interest in, perform any services for, participate in or be connected with any business or organization which engages in competition with NTC (i) in any geographical area where any business is presently carried on by NTC, or (ii) in any geographical area where any business, during the period of Jacobs' services under this Agreement, shall be hereafter carried on by NTC, if such business is then being carried on by NTC in any such geographical area. The parties agree, however, that the provisions of this Paragraph 9.1 shall not be deemed to prohibit Jacobs' ownership of not more than four percent (4%) of the total shares of all classes of stock outstanding of any publicly held company.

    9.2 During Jacobs' service under this Agreement and for a one (1) year period immediately following the termination of Jacobs' service under this Agreement (other than any termination pursuant to either of Paragraphs 7.3 or 7.4), Jacobs shall not for any reason whatsoever (i) directly or indirectly solicit for employment any employee of NTC, or (ii) directly or indirectly advise or recommend to any other person that they employ or solicit for employment any employee of NTC.

    9.3 During Jacobs' service under this Agreement and for a one (1) year period immediately following the termination of Jacobs' service under this Agreement (other than any termination pursuant to either of Paragraphs 7.3 or 7.4), for any reason whatsoever, Jacobs shall not (i) directly or indirectly solicit for employment, or solicit for services, or solicit for any other business reason any person who was or is an independent sales representative in NTC's marketing program during the period of Jacobs' service under this Agreement, or (ii) directly or indirectly advise or recommend to any other person that such other person, directly or indirectly, solicit for employment, or solicit for services, or solicit for any other business reason any person who was or is, during the period of Jacobs' service under this Agreement, an independent sales representative in NTC's marketing program.

    9.4 During Jacobs' service under this Agreement and for a one (1) year period immediately following the termination of Jacobs' service under this Agreement (other than any termination pursuant to either of Paragraphs 7.3 or 7.4), for any reason whatsoever, Jacobs shall not directly or indirectly hire, engage, send work to, place orders with, or in any manner be associated with any supplier, contractor, subcontractor, or other person or firm which rendered services to, or sold products to NTC if such actions by Jacobs would have a material adverse effect on the business, assets or financial condition of NTC.

    9.5 For the purposes of this Paragraph 9.0, a person or entity, including without limitation, Jacobs, shall be deemed to be a competitor of NTC, shall be deemed to be engaging in competition with NTC, if such person or entity in any way conducts, operates, carries out or engages in (i) the business of marketing long distance telephone services or pager services or Internet access services, and/or (ii) such other future business or businesses as NTC may reasonably be expected to conduct within the one (1) year period immediately following the termination of Jacobs' services under this Agreement (other than any termination pursuant to either Paragraphs 7.3 or 7.4) in such geographic areas or area as such future business or businesses may reasonably be conducted by NTC.

    9.6 In connection with all of the above provisions of this Paragraph 9.0,. Jacobs represents to NTC that his experience, capabilities and circumstances are such that such provisions will not prevent Jacobs from earning a livelihood. Jacobs agrees and understands that the covenants he has made in this paragraph 9.0, shall survive the expiration or termination of this Agreement and shall terminate one (1) year after the last to occur of such events. Jacobs further agrees that the limitations set forth in this Paragraph 9.0, including all time and territorial limitations, are reasonable and properly required for the reasonable and adequate protection of the business of NTC.

    9.6 Jacobs acknowledges and agrees that a remedy at law for any breach of threatened breach by Jacobs of any of the provisions of this Paragraph 9.0 would be inadequate. Jacobs therefore agrees that NTC shall be entitled to injunctive relief of any such breach or threatened

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

breach, provided however, that nothing contained herein shall be construed as prohibiting NTC from pursuing any other rights and remedies available for any such breach or threatened breach.

   10.0  RIGHT TO PAYMENTS

   10.1 Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to exclusion, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null and void and of no effect.

   11.0  GENERAL PROVISIONS

   11.1 DISPUTES AND SELECTION VENUE. In the event of any dispute, controversy or claim ("Disputed Matter") between the parties to this Agreement or the breach thereof, the parties agree to and are obligated to submit the Disputed Matter to binding arbitration in accordance with the Rules of the American Arbitration Association. The parties further agree that such arbitration shall be held in the County of Orange in the State of California ("Venue"). By execution of this Agreement, the parties irrevocably and unconditionally submit to the jurisdiction of said arbitration in any such Disputed Matter. Nothing herein shall be construed to limit or restrict the rights of the parties to obtain equitable remedies and relief from any court of competent jurisdiction in said Venue.

   11.2 APPLICABLE LAW. This Agreement shall be construed, governed and enforced in accordance with the laws of the State of California.

   11.3 ATTORNEY FEES. In the event of any Disputed Matter between the parties hereto in connection with this Agreement, the prevailing party shall be entitled to receive from the losing party all of his or its reasonable costs, fees and expenses including but not limited to court costs and reasonable attorneys' fees.

   11.4 AMENDMENT. No amendment, modification, waiver, discharge or change ("Amendment") to this Agreement shall be valid unless such Amendment is in writing and signed by both of the parties hereto.

   11.5 ADDITIONAL DOCUMENTS. Each of the parties hereto specifically agrees to execute such other and further instruments and documents as may reasonably be required to effectuate the terms, conditions and objectives of this Agreement.

   11.6 SEVERABILITY AND COMPLIANCE. If any term, condition or provisions of this Agreement is found to be invalid, contrary to law or otherwise unenforceable ("Invalid Provision"), such finding shall in no way affect the validity or enforceability of the other terms, conditions and provisions herein. Such other terms, conditions and provisions shall be valid and enforceable as if the Invalid Provision was never a part hereof. Each party hereto shall be excused without further liability from the performance of any duty, obligation or responsibility hereunder to the extent it is prevented from such performance by applicable laws, rules or regulations or by the order or decision of any regulatory authority.

   11.7 WAIVER OF BREACH. The waiver of one party of a breach of any term, condition or provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of any type whether of similar or dissimilar nature.

   11.8 NOTICES. Any and all notices, demands or other communications ("Notice") given hereunder shall be delivered to the party to whom such Notice is addressed by delivery in person or by delivery through United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

         If to Jacobs:  Edward R. Jacobs
                        c/o NTC
                        2801 Main Street
                        Irvine, CA  92614

         If to NTC:     National Telephone & Communications, Inc.
                        2801 Main Street
                        Irvine, CA  92614
                        Attn:  President

If delivery is by United States mail, notice shall be deemed to have been given three (3) working days after being placed in such mail, as evidenced by a mailing receipt. Either party may change its address for the purpose of this Agreement by giving the other party written notice of its new address.

   11.9 ASSIGNMENTS. Unless specifically granted in a term, condition or provisions hereinabove, this Agreement and the rights and obligations granted and agreed to hereunder may not be assigned by either party to this Agreement by sale of business, operation of law or otherwise without first obtaining the written consent of the other party which both parties agree will not be unreasonably withheld unless such an assignment is specifically disallowed in a term, condition or provision hereinabove. The parties further agree that nothing in this paragraph 11.9 above shall preclude Jacobs from designating a beneficiary to receive any benefit payable hereunder upon Jacobs' death or incapacity.

   11.10 VALID ENTITY. Each party to this Agreement which is a legal entity such as a partnership, corporation or trust or the like represents that it is a validly formed and existing entity, that it has the authority to enter into this Agreement and that all acts necessary to make this Agreement valid and binding have been done. The person or persons executing this Agreement on behalf of such entity represents that they have the right and authority to do so.

   11.11 REPRESENTATION BY COUNSEL OF OWN CHOOSING. By executing this Agreement, each party of this Agreement represents and warrants that said party is either represented by counsel of

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

his or its choosing, or has been advised to seek such representation, advice or counsel, and has voluntarily and knowingly declined to do so.

   11.12 CONSTRUCTION. Any rule of law to the contrary notwithstanding, this Agreement shall be construed as if drafted by all parties regardless of which part or which party's legal counsel either actually drafted this Agreement or printed or physically memorialized this Agreement between the parties.

   11.13 CAPTIONS. The captions in this Agreement are inserted for convenience of reference only and do not define, describe or limit the scope or the intent of this Agreement or any of the terms, conditions or provisions hereof.

   11.14 NUMBER AND GENDER. The use of neuter, masculine or feminine gender and the similar plural number in any term, condition or provision of this Agreement shall be deemed to include the other whenever the context so requires.

   11.15 COUNTERPARTS. This Agreement may be executed in one or more counterparts, and each such counterpart shall be deemed an original; but all of such counterparts taken together shall constitute one and the same agreement.

   11.16 SURVIVAL. In the event this Agreement provides for a closing or a transfer of possession to or title of property, all terms, covenants, warranties and conditions of this Agreement shall survive such closing or transfer except for payments actually fully made or acts fully performed before or at the time of such closing or transfer.

   11.17 ENTIRE AGREEMENT. This Agreement and the January 28, 1997 Letter Agreement, and all amendments thereto, set forth and constitute the entire agreement between parties with respect to the subject matter herein and supersede all previous agreements, promises and representations, either oral or in writing, between the parties hereto with respect to the transaction covered hereby, and contain all the covenants and agreements between the parties.

   11.8 BENEFITS. Subject to the restrictions on assignment and transfers, if any, which may be set forth in this Agreement, the terms, conditions and provisions of this Agreement shall inure to the benefit of and be binding on the parties hereto and all their respective successors including but not limited to permitted assigns, executors, administrators, heirs and representatives; and no other person or entity shall have any rights whatsoever under this Agreement.

    This Agreement is now therefore agreed to effective July 25, 1997, in the County of Orange, State of California.

NTC:                              JACOBS:

National Telephone &
Communications, Inc.                   Edward R. Jacobs

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

By:  /s/ James R. Quandt               /s/ Edward R. Jacobs
    -----------------------            --------------------
     James R. Quandt                   Edward R. Jacobs
     President and Director

By:  /s/ Melvyn Reznick
    -----------------------
     Melvyn Reznick
     Director

By:  /s/ Fred Jager
    -----------------------
     Fred Jager
     Director

By:  /s/ Pamela Carter
    -----------------------
     Pamela Carter
     Director



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